Exhibit 21

Subsidiaries

1. Headwaters acquired a 100% interest in Hydrocarbon Technologies, Inc. by agreements entered into in May 2001and that closed in August 2001. Headwaters formed Headwaters Technology Innovation Group, Inc. ("HTI") a Utah corporation in April 2003. Hydrocarbon Technologies, Inc. merged with HTI in October 2003, with HTI as the surviving corporation. HTI's subsidiaries are:

         a.       Headwaters NanoKinetix, Inc., a Utah corporation;
         b.       Headwaters Clean Coal Corporation, a Utah corporation;
         c. Hydrocarbon Technologies of Canada, Inc. ("HTC"), a Canadian corporation located in the province of Alberta;
         d. Hydrocarbon Technologies, Inc., a Utah corporation; and e. HTI Chemical Sub, Inc. (f/k/a Chemsampco, Inc.), a New Jersey corporation.

2. Headwaters formed Covol Services Corporation, a Utah corporation, in September 2003.

3. Headwaters is a 50% member in Environmental Technologies Group, LLC, a Utah limited liability company of which Headwaters serves as manager.

4. Headwaters formed Global Climate Reserve Corporation, a Utah corporation, in January 2003.

5. Headwaters formed American Construction Materials, Inc., a Utah corporation, in August 2003.

6. Headwaters acquired a 100% interest in Industrial Services Group, Inc. ("ISG") by merger with Headwaters Oly Sub Corporation, a Delaware corporation, by agreements entered into in July 2002 and that closed in September 2002 with Headwaters Oly Sub Corporation d/b/a ISG ("ISG") as the surviving corporation. ISG's operating subsidiary is ISG Resources, Inc., a Utah corporation. The subsidiaries of ISG Resources, Inc. are:

         a. ISG Canada Limited, a Canadian corporation located in the Province of New Brunswick;
         b.       ISG Manufactured Products, Inc., a Utah corporation;
         c.       ISG Partner, Inc., a Utah corporation;
         d.       ISG Swift Crete, Inc., a Utah corporation;
         e. Flexcrete Building Systems, L.C., a Utah limited liability company (ISG Resources, Inc. is a 90% member);
         f.       Best Masonry & Tool Supply, Inc., a Texas corporation;
         g.       Don's Building Supply, L.P., a Texas limited partnership;
         h.       Lewis W. Osborne, Inc., a California corporation;
         i.       Magna Wall, Inc., a Texas corporation;
         j. Palestine Concrete Tile Company, L.P., a Texas limited partnership;
         k.       United Terrazzo Supply Co., Inc., a California corporation.

         The ownership of each direct subsidiary is 100%, except in the case of Environmental Technologies Group, LLC, in which Headwaters owns a 50% interest. The ownership of each indirect subsidiary is 100%, except in the case of Flexcrete Building Systems, L.C., in which ISG Resources, Inc. owns a 90% interest.